Appendix A

Fund/Class	Advisor Fee	Effective Date

FAMCO MLP & Energy Infrastructure Fund	0.75%	09/9/2010
FAMCO MLP & Energy Income Fund Class A	1.00%	-
FAMCO MLP & Energy Income Fund Class I	1.00%	12/21/2010